Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the six month period ended
	June 30, 2006
Including Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(62,744)
Plus:
Fixed Charges (excluding capitalized interest)	343,554

Total Earnings	$280,810

Fixed Charges:
Interest expensed and capitalized	$341,036
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,020
An estimate of the interest component within rental expense	1,498

Total Fixed Charges before preferred dividends	343,554

Preferred dividend factor	16,649

Total fixed charges and preferred stock dividends	$360,203

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A	)

Excluding Interest on Deposits
Earnings:
Pre-tax loss from continuing operations	$(62,744)
Plus:
Fixed Charges (excluding capitalized interest)	273,339

Total Earnings	$210,595

Fixed Charges:
Interest expensed and capitalized	$270,821
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,020
An estimate of the interest component within rental expense	1,498

Total Fixed Charges before preferred dividends	273,339

Preferred dividend factor	16,649

Total fixed charges and preferred stock dividends	$289,988

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A	)

(A)	Due to the Company’s pre-tax loss in the first six months of 2006, the ratio coverage was less than 1:1.